Exhibit 99.1

Flexsteel Reports First Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 19, 2016--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported first quarter financial results.

Financial Highlights:

  Net sales were $112 million;
  Net income was $4.8 million; and
  Ending cash balance increased $6 million to $43 million.

Net sales for the quarters ended September 30, (in millions):

	2016	2015	$ Change	% Change
Residential	$93.7	$106.3	$(12.6)	-11.9%
Commercial	18.4	20.2	(1.8)	-8.9%
Total	$112.1	$126.5	$(14.4)	-11.4%

Net sales were $112 million for the quarter ended September 30, 2016, the second highest first quarter, compared to $127 million in the prior year quarter, a decrease of 11.4%. Residential net sales for the quarter ended September 30, 2015 included approximately $3 million of product sales related to clearing the west coast port congestion. The current year quarter was negatively impacted by approximately $6 million primarily due to discontinuing select leather imports that failed to meet Flexsteel’s quality standards and delayed availability of technology components for new products. Casegoods net sales declined approximately $4 million reflecting continued weak demand at retail.

Gross margin as a percent of net sales for the quarter ended September 30, 2016 was 23.8% compared to 22.0% for the prior year quarter. Gross margin improvements were partially offset by lower absorption of fixed costs.

Selling, general and administrative (SG&A) expenses were 16.9% of net sales in the current year quarter, compared to 14.6% of net sales in the prior year quarter. SG&A expenses increased $1.1 million or 1.0% of net sales to enhance the consumer brand experience at retail. The Company expended $0.5 million or 0.4% of net sales upgrading its business information system. The increase in SG&A as a percentage of net sales also reflects lower fixed cost leverage on decreased sales volume.

The effective income rate was 38.7% and 38.0% for the quarter ended September 30, 2016 and 2015, respectively.

The above factors resulted in net income of $4.8 million or $0.61 per share for the quarter ended September 30, 2016, compared to $5.8 million or $0.74 per share in the prior year quarter.

Working capital (current assets less current liabilities) at September 30, 2016 was $146 million compared to $143 million at June 30, 2016. Primary changes in working capital include increases in cash of $5.9 million and accounts payable of $2.3 million and decreases in payroll and related items of $2.2 million, other current assets of $1.9 million and accounts receivable of $1.8 million.

For the quarter ended September 30, 2016, capital expenditures were $4.5 million including $3.9 million for the upgrade of the Company’s business information system. Dividend payments were $1.4 million for the Company’s 298th consecutive dividend.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States will continue to be weak due to economic uncertainty for the remainder of the fiscal year. During the first half of fiscal year 2016, the Company reported a $6 million increase in net sales related to clearing of west coast port congestion. Net sales for the Company are expected to remain soft for the next fiscal quarter. The Company is focusing on streamlining product introductions to increase sales and controlling discretionary spending.

For the remainder of fiscal year 2017, the Company expects to have the following expenditures:

  $10 million for capital expenditures and $3 million as SG&A expense for upgrading its business information system to better meet market conditions, customer requirements and increase operating efficiency; and
  $3 million in operating capital expenditures.

The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2016	2016

ASSETS

CURRENT ASSETS:
Cash	$42,668	$36,780
Trade receivables, net	42,834	44,618
Inventories	86,699	85,904
Other	7,226	9,141
Total current assets	179,427	176,443

NONCURRENT ASSETS:
Property, plant, and equipment, net	66,552	64,124
Other assets	5,773	6,329

TOTAL	$251,752	$246,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$13,299	$11,023
Accrued liabilities	20,476	22,334
Total current liabilities	33,775	33,357

LONG-TERM LIABILITIES:
Other long-term liabilities	3,950	3,889
Total liabilities	37,725	37,246

SHAREHOLDERS’ EQUITY	214,027	209,650

TOTAL	$251,752	$246,896

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Quarter Ended
	September 30,
	2016	2015
NET SALES	$112,050	$126,531
COST OF GOODS SOLD	(85,420)	(98,662)
GROSS MARGIN	26,630	27,869
SELLING, GENERAL AND ADMINISTRATIVE	(18,926)	(18,490)
OPERATING INCOME	7,704	9,379
OTHER INCOME (EXPENSE)	48	(50)
INTEREST EXPENSE	--	(37)
INCOME BEFORE INCOME TAXES	7,752	9,292
INCOME TAX PROVISION	(3,000)	(3,530)
NET INCOME	$4,752	$5,762

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,725	7,508
Diluted	7,838	7,761

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.62	$0.77
Diluted	$0.61	$0.74

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Quarter Ended
	September 30,
	2016	2015
OPERATING ACTIVITIES:
Net income	$4,752	$5,762
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,032	1,742
Stock-based compensation expense	639	171
Deferred income taxes	699	(3)
Excess tax benefit from share-based payments	(1,034)	(20)
Change in provision for losses on accounts receivable	(100)	(50)
Gain on disposition of capital assets	(63)	--
Changes in operating assets and liabilities	4,309	906
Net cash provided by operating activities	11,234	8,508

INVESTING ACTIVITIES:
Net purchases of investments	(22)	(55)
Proceeds from sale of capital assets	63	0
Capital expenditures	(4,491)	(2,090)
Net cash used in investing activities	(4,450)	(2,145)

FINANCING ACTIVITIES:
Dividends paid	(1,386)	(1,347)
Proceeds from issuance of common stock	588	644
Shares issued to employees, net of shares withheld	(1,132)	--
Excess tax benefit from share-based payments	1,034	20
Repayments of current notes payable	--	(5,097)
Net cash provided by financing activities	(896)	(5,780)

Increase in cash	5,888	583
Cash at beginning of period	36,780	1,282
Cash at end of period	$42,668	$1,865

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer